Exhibit 4.20

17 June 2025

Private & Confidential
The Directors
Diginex Ltd.
Smart-Space Fintech 2, Room 3,
Unit 401-404, Core C,
Cyberport,
Telegraph Bay,
Hong Kong

Ref. MH/AA

[redacted]

[redacted]

Dear Sirs

Project Resulticks

1. Introduction

This letter confirms that we, FTI Consulting LLP ("FTI"), have been retained by you, Diginex Limited ("Diginex") in respect of work to be carried out ("the Services") [redacted] as set forth below.

This letter of engagement, together with the related Standard Terms and Conditions attached at Appendix 1 and the Scope of Work attached at Appendix 2, constitutes the entire agreement between us with respect to our engagement pursuant to which the Services will be provided (the "Engagement Contract"). The headings and titles in this Engagement Contract are included to make it easier to read but do not form part of the Engagement Contract. In the event of any inconsistency, the terms of this engagement letter shall prevail.

References in this Engagement Contract to "FTI", "we", "us" or "our" shall be construed as FTI Consulting LLP. Whereas references in the Engagement Contract to "you" or "your" shall refer to each and every other party to this engagement letter (other than us).

We are aware that you may wish to circulate our report amongst prospective lending banks. Where we consider it appropriate we will consent to distribution of our report to such parties, prior to the date of completion of initial or primary syndication, on a non-reliance basis, subject to receipt by us from each recipient Prospective Lending Bank of a countersigned copy of a report release letter in the form substantially set out at Appendix 3 or in another form acceptable to us, and, should they become actual lenders in connection with Project Resulticks ("Lending Banks"), we will accept responsibility and liability to them in connection with our work under this Engagement Contract subject to receipt by us from the relevant prospective Lending Bank of a countersigned copy of the letter in the form set out in Appendix 4.

2. Scope of Our Services

The Services to be performed by us under this Engagement Contract, are detailed in the Scope of Work at Appendix 2. We draw your attention to the limitations in the scope of our work set out therein.

The Services may be performed by FTI, FTI Consulting, Inc. or any subsidiary or group undertaking or affiliated entity of FTI Consulting, Inc. (the "FTI Group"), as FTI shall determine. FTI may also provide Services through its or any FTI Group entity's agents or independent contractors, subject to your prior approval, such approval not to be unreasonably withheld.

References herein to FTI, its partners/members and its employees shall be deemed to apply also, unless the context shall otherwise indicate, to partners/members and employees of each such FTI Group entity and to any such agents or independent contractors and their employees.

Any Services performed in connection with this engagement prior to the date of this engagement letter will also be governed by the terms and conditions of this Engagement Contract.

The Services are subject to change as mutually agreed between us in writing, and will be subject to the terms and conditions set out in this Engagement Contract.

In order for us to provide the Services, it will be necessary for our personnel to have access to certain books, records and reports of the Target and to have discussions with its personnel. We understand that you will undertake to provide /request the necessary access to the Target's management and other personnel and to its books, records, reports and other information and that the Target has agreed to cooperate with us and to make available its personnel and all such books, records, reports and other information.

3. Purpose of our work

The report or advice which we provide in the performance of the Services will be prepared or given solely for the purposes of assisting you with your enquires and other matters as referred to in Appendix 2 in connection with the proposed transaction and should not be used or relied upon for any other purpose. The report or advice we provide during this engagement shall not constitute recommendations to you as to whether or not you should proceed with the proposed transaction. Our report and/or advice will be given in confidence and should not be disclosed, quoted, referred to or shown to any other parties (other than your professional advisers for the purpose of assisting you with your enquires regarding the proposed transaction provided that you procure that they accept that we assume no responsibility or liability whatsoever to them in respect of such report and/or advice) without our prior consent in writing.

We will indicate within our report(s) the sources of the information presented and will satisfy ourselves, so far as possible, that the information presented is consistent with other information which is made available to us in the course of our work in accordance with the terms of this Engagement Contract. We will not, however, seek to establish the reliability, completeness or accuracy of any such information by reference to other evidence, except as may be specifically agreed in writing between us. Our Services are not designed and are unlikely to identify any form of fraud or other malpractice; however, if we become aware of any fraud or malpractice, we may be obliged to alert the relevant authorities. We may be obliged to do this without disclosure to you.

Following completion of our report in final form, we will not be under any obligation to (and will not) perform any work to update the contents of the report thereof for any intervening events. It will be for you, the and prospective Lending Banks to determine to what extent our report meets your and their interests and needs, having regard, inter alia, to the passage of time between the date on which our

report is issued and the subsequent date on which it is delivered, and the fact that our report will not have been updated for any events that may have occurred during that time.

4. General

If during the course of the engagement we show drafts of our reports to you, this is done on the basis that they are subject to revision and alteration. No reliance should be placed on any draft document or discussions without our prior written consent.

Informal oral comments made in discussions with you about any report or draft report will not have any greater significance than explanations or other material contained in the report and reliance should only be placed on information and comments set out in the final signed written report.

5. Timetable

We will aim to commence our work in the week commencing 30 June 2025 with a view to concluding by 25 July 2025.

6. Fees

We refer you to Clause 2 of the Standard Terms and Conditions of the Engagement Contract for an explanation of our normal basis of charging. Our weekly fees for each of the services are the following:

[redacted]

Our work is expected to take 4 weeks depending on the access to information / management. We will endeavour to complete the work in 4 weeks, assuming all the key inputs and dependencies are met in a timely fashion. If you (Diginex) decide to terminate our services before the completion of the services (set out in Appendix 2), we will charge the fee based on the number of weeks incurred.

7. Our team

The key members of the client service team on this engagement will be as follows:

Client Lead:
- Senior Managing Director: [redacted]

Financial DD Team:
- Senior Managing Director: [redacted]
- Senior Managing Director:
- Director:

Tax DD Team:
- Senior Managing Director: [redacted]

Tech & Cyber DD
- Senior Managing Director: [redacted]
- Senior Managing Director:

Please feel free to contact any of the above with regard to any aspect of this engagement.

8. Terms and Conditions

This engagement letter, the Standard Terms and Conditions and the Scope of Work attached comprise the entire Engagement Contract for the provision of the Services and sets forth the duties of each party with respect to the Services, to the exclusion of any other express or implied terms, whether expressed orally or in writing, including any conditions, warranties and representations, and supersede all previous proposals, letters of engagement, undertakings, agreements, understandings, correspondence and other communications, whether oral or written, regarding the Services. This letter is the 'Engagement Letter' mentioned in our Standard Terms and Conditions.

We draw your attention in particular to the following clauses:

[redacted]

9. Acknowledgement and Acceptance

Please acknowledge your acceptance of the terms of the Engagement Contract by countersigning this letter and returning a copy to us at the above address.

If you have any questions regarding this engagement letter or the attached Standard Terms and Conditions or Scope of Work, please do not hesitate to contact Mark Higgins at +353 1 765 0870.

Yours faithfully

02/07/2025

FTI CONSULTING LLP

Attachments:	*Appendix 1*	*Standard Terms and Conditions*
	Appendix 2	*Scope of work*
	Appendix 3	*Template Non Reliance Letter*
	Appendix 4	*Template Reliance Letter*

[I have read and understood the terms and conditions of this letter and attachments and I agree to and accept them for and on behalf of Diginex, by whom I am duly authorised to sign this Engagement Contract:

Signature	....
Name	Miles Pelham
Position	Chairman
Date	2nd July 2025

FTI CONSULTING LLP

STANDARD TERMS AND CONDITIONS

(to be read in conjunction with our Engagement Letter dated 17 June 2025)

1. Reports and Advice

1.1 **Use and purpose of advice and reports** – Any advice given or report issued by us is provided solely for your use and benefit and only in connection with the purpose in respect of which the Services are provided. Unless required by law or provided otherwise in this Engagement Contract, you shall not provide any advice given or report issued by us to any third party or refer to us or the Services without our prior written consent. In no event, regardless of whether consent has been provided, shall we assume any responsibility to any third party to which any advice or report is disclosed or otherwise made available. You may disclose our report or advice to your legal and other professional advisers, for information only and for the sole purpose of your seeking advice in relation to the proposed transaction, provided that when doing so you inform them and they agree that disclosure by them (save for their own internal purposes) is not permitted without our prior written consent and to the fullest extent permitted by law we accept no responsibility or liability to them in connection with the Services.

1.2 **Performance standard** – We will use reasonable skill and care during the performance of our Services.

1.3 **Variation** – Varied or related services will be subject to the terms of the Engagement Contract unless we expressly agree otherwise in writing. Variation of the Services may necessitate changes to fee and timetable estimates.

1.4 **Staffing** – Where individuals to be involved in delivering the Services are named in the Engagement Letter, we shall use reasonable endeavours to ensure that they are so involved. We may substitute those identified for others of equal or similar skills. We may also involve other personnel who are not listed in the Engagement Letter where it is efficient and necessary to do so.

1.5 **Management roles** – FTI is engaged to provide the Services only. No person, which includes but is not limited to the partners, members, employees, agents and subcontractors of FTI ("**FTI Person**") will assume any responsibility for the management or direction of the Target's affairs, which remain the sole responsibility of the Target's management. Accordingly, while we may from time to time suggest options which may be available, and further give our professional evaluation of these options, we are not responsible for the implementation of our advice. Attendance by a FTI Person at the Target's board meetings will not constitute a de facto or shadow directorship of that person and attendance will be restricted to that part of the board meeting agenda relating to discussion of the Services.

2. Our fees and invoicing arrangements

Fees in connection with this Engagement Contract will be based upon the number and seniority of staff required, the degree of skill and responsibility involved, the resources required to complete the engagement and the fee rates for the appropriate personnel. Our fee rates will be reviewed from time to time. We will also charge for any reasonable disbursements which have been incurred on your behalf during this engagement and we will add VAT (or other applicable taxes and duties) to charges and disbursements if chargeable. Any fee estimate we may provide is not an agreement to perform the Services within a fixed time, or for a fixed fee, or at all.

Disbursements include reasonable and customary out-of-pocket expenses which are billed directly to the engagement such as certain telephone, overnight mail, messenger, travel, meals, accommodations and other expenses specifically related to this engagement.

Any fee estimate agreed with you is necessarily based on the assumption that the information required for our work is made available in accordance with agreed timetables, and that your and the Target's key executives and personnel are available during the course of our work. If delays or other unanticipated problems which are beyond our control occur this may result in additional fees for which invoices will be raised. .

We will be entitled to submit invoices for services provided and disbursements incurred on an interim basis as the work progresses. Invoices are payable upon presentation.

We reserve the right, where fees have been invoiced and payment is outstanding to us, to exercise a lien in respect of those outstanding fees over any documents belonging to you which may be in our possession.

In addition, if FTI and/or any of its employees are required to testify or provide evidence at or in connection with any judicial or administrative proceeding relating to this matter, FTI will be compensated by you at its regular hourly rates and reimbursed for reasonable expenses (including counsel fees) with respect thereto.

In the event that the obligation to meet our fees is from more than one entity or person, those entities or persons shall be jointly and severally liable for our fees, disbursements and any VAT or interest thereon.

3. Information and Assistance

3.1 **No assurance on financial data** – While our work may include an analysis of financial and accounting data, the Services will not include an audit, compilation or review of any kind of any financial statements or components thereof. Target management will be responsible for any and all financial information they provide us during the course of the engagement, and we will not examine or compile or verify any such financial information. Moreover, the circumstances of the engagement may cause our advice to be limited in certain respects based upon, among other matters, the extent of sufficient and available data and the opportunity for supporting investigations in the time period. Accordingly, as part of the engagement, we will not express any opinion or other form of assurance on the financial statements of the Target.

3.2 **Prospective financial information** – In the event the Services involve prospective financial information, our work will not constitute an examination or compilation, or apply agreed-upon procedures, in accordance with standards established by the Institute of Chartered Accountants in England and Wales, or otherwise, and we will express no assurance of any kind on such information. There will usually be differences between estimated and actual results, because events and circumstances frequently do not occur as expected, and those differences may be material. We will take no responsibility for the achievability of results or events in the future. Our detailed scope of work regarding prospective and other financial information for this Engagement Contract is set out in Appendix [2]

3.3 **Information sources** – We may receive information from you or from other sources in the course of delivering the Services. To the fullest extent permitted by law, we shall not be liable to you for any loss or damage suffered by you arising from fraud, misrepresentation, withholding of information material or relevant to the Services or required by us, or other default relating to such information, whether on your part or that of the other information sources.

4. Additional Services

4.1 **Responsibility for other parties** – You shall be solely responsible for the work and fees of any other party engaged by you to provide services in connection with the engagement regardless of whether such party was introduced to you by us. Except as provided in this Engagement Contract, we shall not be responsible for providing or reviewing the advice or services of any such third party, including advice as to legal, regulatory, accounting or taxation matters. Further, we acknowledge that we are not authorized under our Engagement Contract to engage any third party to provide services or advice to you, other than our agents or independent contractors engaged to provide Services, without your written authorization.

4.2 **Work of other advisors** – We may make reference to and rely on the work of other advisors in our report. However, we accept no responsibility whatsoever for their work, opinions or reports which remain their sole responsibility.

5. Confidentiality

5.1 **Restrictions on confidential information** – All parties (Beneficiaries on the one hand and FTI on the other hand) agree that any confidential information received from the other party shall only be used for the purposes of providing or receiving Services under this or any other contract between us. Except as provided below, no party to this Engagement Contract will disclose the other party's confidential information to any third party without the other party's consent. Confidential information shall not include information that:

5.1.1 is or becomes generally available to the public other than as a result of a breach of an obligation under this Clause 5.1;

5.1.2 is acquired from a third party who, to the recipient party's knowledge, owes no obligation of confidence in respect of the information; or

5.1.3 is or has been independently developed by the recipient.

5.2 **Disclosing confidential information** – Notwithstanding Clause 5.1 above, either party to this Engagement Contract will be entitled to disclose confidential information of the other to a third party to the extent that;

(1) disclosure is required by law or regulation, valid legal process or is required by order of a court of competent jurisdiction or request of any regulatory or governmental authority, provided that (and without breaching any

legal or regulatory requirement) where reasonably practicable not less than 2 business days' notice in writing is first given to the other party;

(2) it does so privately and in confidence, to its professional indemnity insurers and/or advisers and without any liability to us whatsoever in this regard.

5.3 **Internal quality reviews** – Notwithstanding the above, we may disclose any information referred to in this Clause 5 to any other FTI entity or use it for internal quality reviews.

5.4 **Citation of engagement** – Without prejudice to Clause 5.1 and Clause 5.2 above, to the extent the proposed transaction becomes known to the public, we may cite the performance of the Services as an indication of our experience, unless we and you specifically agree otherwise in writing.

5.5 **Maintenance of workpapers** – Notwithstanding the above, we may keep one archival set of our working papers from the engagement, including working papers containing or reflecting confidential information, in accordance with our professional standards and internal policies.

6. Conflict of Interest

You accept and agree that FTI, through separate individuals (such individuals making up teams), may have provided, may be providing, or may in the future provide other services (including due diligence or other services which are the same as or similar to the Services, other transaction advisory services or other services in connection with this transaction or a related transaction), to other parties including (but not limited to), competing bidders for the Target, the vendor, or any other party interested in the transaction (on either side). Such other parties may and are indeed likely to, have interests that compete and/or in conflict with your own. You agree that the team providing the Services will not be provided with and will not disclose or use for your benefit, any information that other teams from FTI have obtained in the course of providing such services to other parties even though such information may be, and indeed is likely to be, relevant to the Services. You agree that you will not bring any claim against FTI and that we shall not be liable for any losses, arising out of or in any way connected with the provision of services to other parties, as permitted by this clause or the non-disclosure to you of information obtained in the course of providing such services

7. Termination

7.1 **Termination of Engagement with notice** – Either party to this Engagement Contract may terminate the Engagement Contract for whatever reason upon ten days written notice to the other party. We will stop all work immediately on the effective date of termination. Regardless of the terminating party, all fees and expenses incurred by us through to the effective date of termination will continue to be payable as provided in Clause 2 above.

7.2 **Continuation of terms** – The terms of the engagement that by their context are intended to continue in force after termination or expiration of this Engagement Contract, including but not limited to, Clauses 6 and 8 of the Engagement Letter, and Clauses 1.1, 5, 8 and 18 of the Standard Terms and Conditions, are intended to survive such termination or expiration and shall continue to bind all parties.

8. Liability Limitation

8.1 Our liability in connection with our Services provided under this Engagement Contract for losses or damages (other than those which cannot be lawfully limited or excluded) to all parties to whom we accept responsibility for our Services will be limited to the total aggregate amount noted in the Engagement Letter , to that proportion of the total loss or damage, after taking into account contributory negligence (if any), which is just and equitable having regard to the extent of our responsibility for the loss or damage concerned, and the extent of responsibility of any other person also responsible or potentially responsible which is agreed between us or ascribed to us by a court or tribunal of competent jurisdiction allocating proportionate responsibility to us having regard to (a) the contribution to the loss and damage in question of any other person responsible and/or liable to you for such loss and damage and (b) our contribution to such loss and damage. This provision shall have no application to any liability (including vicarious liability) for death or personal injury or arising as a result of fraud on our part nor to any liability which cannot lawfully be excluded or limited.

For the purpose of assessing the contribution to the loss and damage in question of any other person pursuant to the preceding paragraph, it is agreed that no account shall be taken of any limit imposed or agreed on the amount of liability of such person by any agreement (including any settlement agreement) made before or after the loss and damage in question occurred nor shall any account be taken of such person having ceased to be liable or having ceased to exist or having become impecunious. In other words, FTI will not be liable to any Beneficiary for any amount in excess of our proper share of liability.

8.2 In no event shall FTI be liable for punitive or consequential damages or for any loss of profit, loss of business, depletion of goodwill, failure to realise anticipated profits, savings or other benefits or any other indirect or economic losses or damage of any kind.

8.3 This Engagement Contract is with FTI and not with any of its partners, members, employees or agents and accordingly the Beneficiaries agree not to bring any claim in respect of loss or damage suffered by them arising out of or in connection with this engagement against any of FTI's partners, members, employees or agents even where our partners, members, employees or agents have been negligent. This restriction will not operate to exclude any liability which cannot be excluded at law or to exclude the liability of FTI for the acts of any of its partners, members, employees or agents. It is agreed that each of FTI's partners, members, employees and agents will have the right to enforce this paragraph pursuant to the Contracts (Rights of Third Parties) Act 1999.

8.4 Where there is more than one beneficiary of the Services ("**Beneficiary**") the limitation on our liability agreed under this Clause 8 to each Beneficiary shall be apportioned amongst them. No Beneficiary shall dispute or challenge the validity, enforceability or operation of this Clause 8 on the ground that no such apportionment has been so agreed or on the ground that the agreed share of the limitation amount apportioned to any Beneficiary is unreasonably low. In this clause, "Beneficiary" shall include you and any other beneficiaries of our Services who have signed this Engagement Contract or have signed the reliance letter in connection with this proposed transaction under the terms noted therein (the "Other Beneficiaries").

8.5 Our aggregate liability to you and all Beneficiaries in the aggregate shall be limited to the amount specified in the Engagement Letter.

9. The time for bringing any claims

Any claim for breach of contract, breach of duty or fault or negligence or otherwise whatsoever arising out of or in connection with this engagement shall be brought against us within six years of the act or omission alleged to have caused the loss in question.

10. Intellectual Property Rights

We retain all ownership, copyright and other intellectual property rights in everything developed, designed or created by us or any predecessor firm either before or during the course of an engagement including systems, methodologies, software, know-how and working papers. We also retain all ownership, copyright and other intellectual property rights in all reports, written advice or other materials provided by us to you, although the fees you pay us will give you a licence to use those materials for the purposes for which they were created under this engagement.

11. Third Party Rights

Unless otherwise provided in this Engagement Contract, the reports, letters, information and advice we provide to you during this engagement are not to be disclosed to any third party (being a party other than those to whom the advice is addressed) without our prior written consent.

Before we provide such consent, we may stipulate terms regarding such provision or require the third party to enter into a direct relationship with us. We disclaim all responsibility for any consequence whatsoever should any such third party rely upon any report, letter, information or advice without our first having given our written consent that such third party may do so. Our only responsibility is that which is owed to you in the context of this engagement as at the date on which our report or other advice is given to you.

12. Data Protection

12.1 In this clause 12, the following terms shall have the following meanings:

"Data Protection Laws" means all legislation protecting the personal data of natural persons that is applicable to the processing of Personal Data under this Contract, including (without limitation) the GDPR and any national legislation which supplements the GDPR, UK Data Protection Laws, and the data protection laws of any other country, state or territory which apply to such processing;

"GDPR" means the General Data Protection Regulation (EU) 2016/679;

"Personal Data", **"Process"**, **"Controller"**, **"Processor"**, **"Data Subject"**, **"Supervisory Authority"** and **"Personal Data Breach"** shall have the meanings given to them in the Data Protection Laws; and

"UK Data Protection Laws" means the GDPR as transposed into United Kingdom national law by operation of section 3 of the European Union (Withdrawal) Act 2018 and as amended by the Data Protection, Privacy and Electronic Communications

(Amendments etc.) (EU Exit) Regulations 2019 ("**UK GDPR**"), together with the Data Protection Act 2018, the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019 and other data protection or privacy legislation in force from time to time in the United Kingdom.

12.2. We will each act as separate and individual Controllers in relation to any Personal Data (including, without limitation, Personal Data relating to any of your workers, our workers, any litigation opponent or customer or vendor or transaction partner) Processed by you or us during and/or as part of this engagement to deliver the Services set out under this Engagement Contract.

12.3. We will each comply with our own respective obligations under the Data Protection Laws in relation to their Processing of Personal Data under this Engagement Contract. In particular, you will ensure that any disclosures of Personal Data to us are lawful, and, in each case where necessary under the Data Protection Laws, you have notified and secured the consent of the relevant Data Subjects.

12.4. We may appoint Processors as required as part of this engagement to deliver the Services, who will process the Personal Data on our behalf and at our direction. Further, we may disclose Personal Data to other Controllers where necessary during and/or as part of this engagement to deliver the Services (including, but without limitation, law firms, accountants, other third party experts and any member of the FTI Group), or pursuant to a legally binding written request, an order or request of a court of competent jurisdiction or any governmental or regulatory authority or where disclosure is required by applicable law or regulation ("**Legal Process**"). In relation to any Legal Process, FTI shall assess the lawfulness of the request before responding, and shall take any steps required by Data Protection Laws to protect Personal Data prior to its disclosure (including, without limitation, with respect to data minimisation and data security).

12.5. You acknowledge and agree that certain Processors or Controllers engaged by us under clause 12.4 may be located outside of the European Economic Area or the UK. In respect of onward transfers by FTI to other such Controllers or Processors, we will take steps in accordance with the Data Protection Laws to ensure an adequate level of protection for the Personal Data Processed by such Processors or Controllers. Where such a Controller or Processor notifies FTI that it may no longer be able to provide an adequate level of protection in accordance with Data Protection Laws, FTI shall independently assess the level of protection provided and, where necessary, shall take mitigating steps to improve the level of protection or, where this is not possible, terminate the transfer.

12.6. You acknowledge that our email records are replicated onto a Microsoft 365 Cloud system in the United States and you hereby consent that any Personal Data that is provided to us by email will be replicated accordingly. To the extent that you wish to transmit certain information or data to us and you object to that data being replicated in accordance with this clause, you will use a communication or transmission method other than e-mail or will use an alternative e-mail system.

12.7. You acknowledge that (i) FTI is subject to obligations under applicable anti-money laundering and counter terrorist financing regulations which require it to carry out checks for the purposes of money laundering and terrorist financing prevention; and (ii) such checks require FTI to process the personal data of persons connected with you. FTI shall only use personal data collected for these purposes to carry out anti-money laundering and terrorist financing checks, in accordance with applicable law, and on the basis that such processing is necessary for compliance with a legal obligation to which FTI is subject as a controller. Further information about FTI's data protection practices is available in its public privacy policy – see https://www.fticonsulting.com/about/ privacy-policy.

13. Proceeds of Crime Act 2002

Because we conduct business in the regulated sector under the Proceeds of Crime Act 2002 (the "PCA"), our staff are required to report all knowledge or suspicion, or reasonable grounds to know or suspect, that a criminal offence giving rise to any direct or indirect benefit from criminal conduct has been committed, regardless of whether that offence has been committed by a client or by a third party. We may pass any report to the National Crime Agency ("NCA"). Due to the restrictions imposed by the provisions in the PCA, we may be prevented from discussing such matters with clients or even from carrying on an engagement without consent from NCA.

14. Freedom of Information Act 2000

Where you are subject to the Freedom of Information Act 2000 (the "FIA"), you agree that if you receive any request under the FIA for disclosure of any information which includes information provided by us to you, you will notify in writing your usual Senior Managing Director or Managing Director contact immediately upon receipt of such request and prior to any such disclosure.

15. Our staff

You undertake that during the course of this engagement and for a period of 12 months following its conclusion you will not:

a) solicit or entice away (or assist anyone else in soliciting or enticing away) any member of our professional staff with whom you have had dealings in connection with this engagement during the 12 months immediately prior to your approach; or
b) employ any such person or engage them in any way to provide services to you.

This undertaking shall not apply in respect of any member of our staff who without having been previously approached directly or indirectly by you responds to an advertisement placed by you or on your behalf.

16. Force majeure

Neither we nor you shall be liable in any way for failure to perform, or delay in performing, our respective obligations under this engagement if the failure or delay is due to causes outside the reasonable control of the party which has failed to perform.

17. Regulated activities

Where the Services (or part of the Services) amount to "regulated activities" under the Financial Services and Markets Act 2000, we shall inform you in writing of the implications for this Engagement Contract. We reserve the right to revise the Engagement Contract, including replacing FTI with another member of the FTI Group. We may also issue additional terms including provisions referable to "regulated activities" in this regard.

18. Governing Law and Jurisdiction

This Engagement Contract shall be governed by and construed in accordance with the laws of England and Wales and any dispute arising out of this Engagement Contract shall be subject to the exclusive jurisdiction of the English courts, to which the parties hereby agree to submit for these purposes.

19. Counterparts

This Engagement Contract may be executed in any number of counterparts, each of which is an original and all of which together evidence the same agreement.

20. Assignment

Neither party may assign, transfer, declare a trust of the benefit of or in any other way alienate any of its rights under this Engagement Contract whether in whole or in part without prior written consent of the other party.

21. Illegality of any provision does not affect the other provisions

In any provision of this Engagement Contract (in whole or in part) is held to be illegal, invalid or otherwise unenforceable, the other provisions shall remain in full force and effect.

22. Representation by client that it has power and authority to sign the Engagement Contract

You represent that you have full power and authority to enter into this Engagement Contract and the person signing this Engagement Contract on your behalf is expressly authorised to execute it and to bind you and any of your affiliates or other for whom Services are performed to its terms.

23. Market Abuse Regulations

You will notify FTI in writing if you provide FTI with, or if FTI is otherwise granted access to, any information which Target considers to be or has identified as "inside information" (as defined in the Market Abuse Regulations (Regulation 596/2014)) and, accordingly, if FTI is required to maintain a list of those of its personnel who have access to such inside information ("insider list"). You will also inform FTI in writing if Target considers that any inside information previously disclosed to FTI has changed or has ceased to be inside information. Otherwise, FTI will assume that any information provided by you or by Target (whether confidential or otherwise) does not constitute inside information. FTI shall, as soon as reasonably practicable, upon the receipt of a written request from Target and/or the relevant competent regulatory authority, provide a copy of such insider list to Target or such competent regulatory authority, as the case may be. FTI shall maintain such insider list for at least five (5) years from the date on which it was created or last updated.

Appendix 2

Section 1: DRAFT Financial Due Diligence scope of work

Overview of Work

Our work will be directed to assisting you in identifying the risks and opportunities which you consider could be important to your investment decision. We will help you to consider the significance of the issues identified in the light of information available. The nature of the services we are to provide are set out below. These terms of reference comprise the agreed restrictive scope of our enquiries, subject in all cases to relevant information being available from the limited sources of information and documentation to be made available to us.

The analysis of 'pro forma underlying adjusted EBITDA' is for indicative purposes only. We have sought to illustrate the effect on EBITDA of adjusting for those items identified in the course of our work that may be considered to be 'non-recurring' or 'exceptional' using criteria established by you. However, the selection and quantification of such adjustments is necessarily judgmental. Because there is no authoritative literature or common standard with respect to the calculation of EBITDA, there is no basis to state whether all appropriate and comparable adjustments have been made. In addition, while the adjustments may indeed relate to items which are 'non-recurring' or 'exceptional' or otherwise unrepresentative of the trend, it is possible that earnings for future periods may be affected by such items, which may be different from the historical items.

As a result of the quality of earnings adjustments that have been presented, you should note that pro forma underlying adjusted EBITDA within our report does not represent future or historical EBITDA that may be or has been reported in any of the years presented.

The prospective financial information to be set out within our report will be prepared by the Target; we do not accept responsibility for such information. We must emphasise that the realisation of the projections is dependent on the continuing validity of the assumptions on which they are based. The assumptions will need to be reviewed and revised to reflect any changes in trading patterns, cost structures or the direction of the business as they change. We accept no responsibility for the realisation of the projections. Actual results are likely to be different from those shown in the prospective financial information because events and circumstances frequently do not occur as expected, and the differences may be material.

The following periods will be covered by our work:

FY22 to FY24	Actual results for the three years ended 31 December
YTD Apr-25	Actual results for the 4 months ended 30 April 2025
FY25B/RF	FY25 budget & reforecast if any

Annual Recurring Revenue (ARR)

- Due to the SaaS nature of revenue, ARR snowball analysis should be undertaken to highlight the key drivers of the Group's revenue growth (including by geography and/or customer segmentation and revenue stream), including:
  - New Wins: To what extent has the group been able to increase new wins year-on-year in each territory, and whether new wins have been internally-driven as opposed to externally (i.e. a by-product of market consolidation).
  - Churn: What level of churn has been incurred historically and what have the key drivers of churn been.
  - Upsell: Key drivers (price, users, etc) and to what extent has the group been able to push through year-on-year price increases.
  - Downsell: Key drivers (discount, users, lost product, etc).
  - Cross-sell: To what extent has the group been able to sell additional solutions to existing customers.

Revenue, margin and cost base

- Assessment of the organic growth of the business.
- Understand revenue recognition policies for the different streams (orchestration, license fees, implementation fees) and channels (direct customers and partners) and how the revenue profile compares to the cashflow profile.
- Analysis of revenue and margins by stream (recurring licence fee, usage based fee, consulting, implementation and maintenance) and by channel.
- Analyse the reason for declining reported margins in FY24 vs. FY23 and sustainability of the margins going forward.
- Analysis of revenue and profitability trends for key customers, including:
  - Customer concentration;
  - Key drivers of customer's profitability and cost allocation criteria;
  - New contract wins and pipeline quality (qualification, conversion rates, etc);
  - Key contracts up for renewal and at risk;

- Key features of customer contracts, such as pricing, length, renewal, variable consideration, etc. and how these have been reflected in the business plan.
- Analysis of the cost base structure, including:
    - Trends by key function (R&D, S&M, G&A, etc.);
    - Development of personnel and other key operating costs and related KPIs (e.g. FTEs, average revenue & cost per FTE);
    - Analysis of cost base composition on a consistent basis and drivers of historical growth;
    - R&D spend and capitalised costs (hosting);
    - Fixed vs. variable costs.

Quality of Earnings

- Analyse the underlying pro forma trading results of the business taking into account:
    - Revenue recognition by segment / type of contracts (i.e. over time vs. at a point in time), including variable considerations
    - Treatment of costs incurred to acquire new contracts (commissions)
    - R&D and hosting costs capitalisation policy
    - Exceptional items below EBITDA and the extent to which there is a recurring level of exceptionals (restructuring costs, M&A costs, etc.)
    - Impact of synergies and post-acquisition integration or restructuring plans (if any)
    - Non-cash revenue (if any)
    - FX impact (constant currency)
    - Impact of IFRS 16 (leases)
    - Pro forma impact of acquisitions and disposals (if any)
    - Other relevant accounting policies, including any changes occurred during the period under review
- Assessment of "cash" EBITDA and run rate EBITDA based on most recent trends in ARR and cost base

Net Workings Capital

- Assessment of the Working Capital profile / requirements of the business, including:
    - Analysis of individual Working Capital components
    - Seasonality of the business and average levels of pro forma adjusted NWC (including constant currency adjustment)
    - Deferred income profile and anticipated unwind in future periods
    - Recognition of deferred income vs. timing of revenue/ profit recognition on contracts
    - Adjustments identified within the Quality of Earnings analysis
    - Intra-month swings
    - Pro forma impact of acquisitions and disposals (if any)
    - Evolution of KPIs such as DSO (customers) and DPO (suppliers) analysed on a fully adjusted basis

Cashflow and Capex
- Analysis of the underlying operating and free cash flow of the Group and adjusted cash flow conversion.
- Analysis of the historical capex requirements and R&D spend:
    - By main category
    - Split maintenance vs. growth capex
    - Actual capex spend as compared to budget (FY23, FY24 & YTD25)
- Capex deferrals from legacy R&D underspend should also be considered (if any) and the need for catch up spend.

Net Debt
- Analysis of reported Net Debt at Locked Box date and potential debt-like items, such as:
    - Borrowing-related liabilities, such as accrued interest, unamortised financing costs, break fees, etc.
    - Capital structure and related party financing
    - Unpaid exceptional costs (reported below EBITDA)
    - Management incentive plans
    - Unpaid dividends
    - NWC adjustment (average vs. delivered)
    - Trapped cash
    - Litigations with third parties
    - Other contingent liabilities (e.g. guarantees, capex, purchase commitments, etc.)

<u>Section 2: DRAFT Tax Due Diligence scope of work</u>

We shall undertake tax due diligence on **Resulticks Global Companies Pte Ltd** and its subsidiaries ("**Target**") and summarise our findings in a tax due diligence report. Please note if tax structuring advice is required by you, we shall provide that under a separate engagement letter.

Target entities in scope of review
The Target entities within the scope of our tax due diligence review are:

- The "**Singapore Target**" comprises
  - Resulticks Global Companies Pte Ltd and
  - Resulticks Global Pte Ltd
- The "**US Target**" comprises
  - Resulticks Communication USA Corporation and
  - Resulticks Solution Inc
- The "**Indian Target** " comprises
  - Resulticks Digitals India Private Limited,
  - Resulticks Edge Solution Technologies Pvt Ltd and
  - Marketing Star Tech Services Pvt Ltd.

Review Period

- For **Singapore Target** the Review Period will be the past three years of assessment, YA2023, YA2024 and YA2025, and to the extent possible, the current year-to-date interim period (unless otherwise stated below).
- For **US Target** the Review Period will be all open tax years and to the extent possible the current year-to-date interim period (unless otherwise stated below).
- For **Indian Target** the Review Period will be the tax years ended 2023, 2024 and 2025 and to the extent possible the current year-to-date interim period (unless otherwise stated below).

Materiality threshold
A materiality level of **USD 100,000 per cash tax item** (**or local equivalent for Indian and Singaporean taxes**) shall be applied for the purposes of our review. For the avoidance of doubt, we shall not report on matters below the materiality threshold.
Basis of our tax due diligence review
To undertake our due diligence work, we will:

- Review the documents and information provided in the tax folder or section of the data room.
- Provide an information request list and questionnaire to ask tax diligence questions to the Target via the Q&A process.
- Participate in calls or meetings with management and advisers to the Target.

A. Matters covered by our review for Singapore Target
The Singaporean taxes covered by our review will consist of:

- Corporate Income Tax ("CIT")
- Withholding Tax ("WHT")
- Goods and Services Tax ("GST")
- Employer's income tax obligations in respect of employees

Our Singapore tax due diligence will comment on the following matters in relation to the Singaporean Target:

- Review of the current tax compliance status of Singapore Target entities in relation to Singaporean taxes consisting of Corporate Income Tax, Withholding Tax and Goods and Services Tax. For employer's individual income tax obligations in respect of employees (to the extent that the Singapore Target entities do not have employee equity remuneration schemes and has mostly local employees; we will perform a review of Singapore employment tax reporting status based on a selection of documents).
- In relation to Singaporean taxes in scope, our diligence shall identify:
  a. Any material tax risks, including significant transactions undertaken during the review period;
  b. Whether taxes due have been paid;
  c. Whether current and deferred tax payments have been provided for; and
  d. Whether the amounts of taxable income and revenue/cost declared to relevant tax authorities in the tax filings are consistent with the Singaporean Covered Entities audited financial statements.
- Review tax incentives, concessions, reliefs, special treatments for CIT, CIT losses with/without unabsorbed balances from prior years, and whether conditions to enjoy these tax benefits or carry forward the tax attributes are met.
- Review significant related party transactions, which include nature and quantum of the transactions and the compliance with the transfer pricing documentation requirements. Please note this will not include detailed

transfer pricing review (ie no benchmarking / transfer pricing study to determine the arm's length for the related party transactions will be performed).

- Review and comment on any outstanding disputes, fines, on-going tax audit and/or on-going tax investigation in relation to corporate income tax and transfer pricing, if any, with the Singaporean tax authorities.

B. Matters covered by our review for US Entities
Our US tax due diligence will comment on the following matters in relation to the US Target:

General Overview and Background

(1) Read financial statements and relevant background information prepared (eg letter of intent, confidential information memorandum) in connection with the Proposed Transaction.

(2) Participate in call(s) with the US Target's management and/or external tax advisors to gain an understanding of the US Target's tax posture.

(3) Inquire regarding the US Target's legal entity structure.

(4) Inquire about any significant acquisitions/dispositions. If any, inquire regarding material tax representations, warranties and indemnifications, pre-existing tax exposures, purchase price allocation, and the tax reporting with respect to such transactions.

(5) Inquire about the US Target's US operations and activities and consider whether such activities could create nexus for state income, franchise, gross receipts, or sales tax purposes in any such state.

(6) Inquire whether the US Target conducts non-US operations, either directly or through one or more local country legal entities.

(7) Inquire regarding the US Target's tax department reporting, compliance, and administrative functions.

(8) Inquire as to the status of US federal, state and local, or foreign income and non-income tax audits that are current, pending, or have been settled in the past five years, read the tax authority/ies audit documentation, and evaluate potential exposure/risk associated with such audits.

(9) Inquire regarding whether the US Target has extended the statute of limitations period for which a tax authority can read the US Target's tax returns.

(10) Inquire generally regarding any ruling requests submitted to tax authorities, "Listed Transactions" within the meaning of Treasury Regulation Section 301.6111-2(b)(2), and "Reportable Transactions" within the meaning of Treasury Regulation Section 1.6011-4(b).

Federal Tax Matters

(1) Read the US Target's US federal income tax returns, including attachments, disclosures and workpapers, as well as amended returns or carryback claims for the same periods. Read federal extensions filed and related workpapers for the most recent tax year if the return has not yet been filed.

(2) Read estimated tax liability calculations for US federal income tax (if applicable) and a schedule of tax payments made for the current tax year. Inquire regarding projected taxable income and estimated cash taxes for current interim tax year.

(3) Inquire regarding significant book/tax timing differences (Schedule M-3s), a reconciliation of the tax provision from the statutory rate to the effective rate, a reconciliation of the tax provision to the tax returns, and a reconciliation of financial statement income to book income.

(4) Read the US Target's income tax provision workpapers, tax reserve documentation (eg ASC 740/ASC 450 workpapers), liability accounts, and tax reserve analysis for the prior fiscal year and the most recent interim period.

(5) Inquire regarding the US Target's revenue recognition policies (eg advanced payments, deferred revenue) for tax purposes.

(6) Inquire regarding unique accounting methods, changes in accounting methods, and the rollout of any remaining Section 481 adjustments.

(7) Inquire regarding the US Target's existing tax attributes (eg net operating loss ("NOL") carryforwards, tax credits, etc.) and limitations to which such tax attributes may currently be subject to (ie Sections 382, 383, 384, SRLY). If applicable, inquire regarding the applicability of rules governing net unrealized built-in gains/losses ("NUBIG/NUBIL") in the context of NOLs and related Section 382 limitation(s).

(8) Inquire regarding material debt instruments issued by the US Target. Read any tax analysis performed with respect to deductibility of interest expense related to such instruments including any debt modifications or additional limitations to the deductibility of interest under 163(j) and other applicable provisions.

(9) Inquire as to whether the US Target has amended prior year tax returns pursuant to the CARES Act (eg carry back NOLs, claim immediate expensing on QIP).

(10) Inquire (and obtain) and read tax sharing agreements or other tax arrangements.

(11) Inquire about the ownership and location of the US Target's intellectual properties ("IP").

State and Local Income/Franchise/Gross Receipts Taxes

(1) Read the US Target's state and local income/franchise and net worth tax returns and work papers for the Historical Tax Period for the top five states in terms of apportionment factor.

(2) Read the US Target's gross receipts tax returns for the Historical Tax Period.

(3) Read the US Target's sales by state schedules for the Historical Tax Period for purposes of assessing income, franchise or gross receipts tax nexus risks.

(4) Inquire about the US Target's state and local income, franchise, and gross receipts tax nexus and filing determinations and positions, including economic nexus and sales sourcing methodologies for state income tax apportionment purposes.

(5) Inquire about any positions taken related to the US Target's state income tax return filing methodologies.

Sales and Use Taxes

(1) Read the US Target's sales by state schedules for the Historical Tax Period for purposes of assessing sales tax nexus risks.

(2) Inquire about the US Target's sales and use tax compliance function and what sales tax software/engine or other process the US Target utilizes for purposes of assessing, collecting, and remitting sales tax.

(3) Inquire about the US Target's state sales tax nexus and filing determinations.

(4) Inquire about the US Target's significant revenue sources, customer base, and how the US Target treats each of its revenue streams for sales tax purposes.

(5) Inquire as to whether the US Target maintains adequate and current resale exemption certificates and other documentation to support any claimed exemption from sales or use tax collection.

(6) Inquire as to the US Target's use tax reporting practices and procedures and whether purchases subject to use tax are reported on the US Target's sales and use tax returns.

Property Taxes

(1) Inquire as to the US Target's real and personal property tax compliance function and reporting practices and procedures.

Unclaimed/Abandoned Property

(1) Inquire about potential sources of unclaimed property and whether annual unclaimed property reports are filed by the US Target.

Employment Taxes

(1) Read the US Target's US federal and state employment tax returns, or if applicable, annual summary statements of deposits and filings for the Historical Tax Period.

(2) Read the US Target's material (ie greater than $100 thousand) Forms 1099-MISC and Forms 1099-NEC or a schedule reflecting the 1099 payments reported on such forms for the Historical Tax Period. *Depending on the number of Forms 1099 issued by the US Target for the Historical Tax Period, our scope may be expanded (and corresponding adjustment to our fee quote) upon Client's request.*

(3) Inquire about the US Target's federal and state employment tax filings and compliance process.

(4) Inquire as to domestic cross border (state-to-state) employee travel and whether such travel is monitored for state non-resident income tax withholding and payroll and unemployment taxes.

(5) Inquire regarding the US Target's payment and reporting of cash and non-cash fringe benefits.

(6) Inquire about the US Target's utilization of individual independent contractors and the US Target's policies and procedures regarding the worker classification of such individuals.

(7) Inquire whether the services of individual independent contractors are obtained through a temporary employment agency or other staffing organization, and who is responsible for payroll taxes.

(8) Inquire whether the US Target received any payroll tax benefits under the CARES Act of 2020 (ie payroll tax deferral and employee retention credit "ERC").

(9) Inquire about the US Target's ERC claim, if applicable, basis for eligibility, and whether any supporting analysis was prepared and who prepared it, as well as the fee structure for any third-party who prepared the claim.

    (a) If applicable, read the supporting analysis for the ERC claim, amended payroll tax returns, and workpapers.

International – US Tax Matters

(1) Inquire as to related-party transactions applicable to the US Target (eg intercompany transfers of assets, interest, royalty expense, dividends, commission fees, rent, management services), including the amounts of charges, transactions, and parties involved.

(2) Inquire regarding the transfer pricing documentation and any tax analysis documenting arm's length transactions between related parties, if applicable.

(3) Inquire about any payments made to foreign countries (eg interest, royalties).

(4) Inquire about the US Target companies' financial interests in or signature authority over foreign financial accounts (FBAR reporting).

(5) Review copies of Forms 5471 or 8858 for the Historical Tax Period, if applicable.

(6) Inquire whether CFCs or any other entity is a dual resident entity.

(7) Inquire if the US Companies' debt agreement(s) call for the pledging of stock or assets of any foreign affiliate to secure the US debt or require any other guaranteed arrangements.

(8) Inquire as to whether the US Targets are a partner in a partnership (domestic or foreign) with any foreign person.
(9) Inquire as to whether the US Target is subject to and required to remit any value-added tax (eg GST, PST, VAT).

C. Matters covered by our review for Indian Target
The Indian taxes covered by our review will consist of:

- Corporate income tax
- Goods & Services Tax (GST)
- Income tax deducted at source by the employer (social security is excluded)
- Withholding taxes on payments of income (including interest, services, royalties and dividends)

Our Indian tax due diligence will comment on the following matters in relation to the Indian Target:

- A review of the corporate income tax returns submitted by Indian Target in the Review Period and comment on the tax risks including the current status of any pending assessments, appeals preferred, rectifications, enquire on significant matters.
- A summary of Indian Target's tax compliance status for Review Period, and any material exemptions or non-standard tax agreements.
- A review of tax deducted at source (TDS) returns including any interest or penalties on delayed cases.
- For GST, comment on the following matters to the extent applicable to the Indian Target:
  - Review of tax returns filed during Review Period along with working files (if provided).
  - Review of contingent liabilities disclosed in the latest financial statements.
  - Review any pending GST litigation/disputes and show cause notices.
  - Comment on material GST risks identified
  - Review the status of fulfilment of conditions for indirect tax benefits claimed, if any.
  - Review clarifications, if any, sought by the indirect tax authorities on the returns filed for the Review Period.
  - Status of fulfilment of critical conditions for significant indirect tax benefits claimed if any.
- For payroll tax matters, we shall review:
  - payroll policies and procedures for compliance with applicable tax laws and regulations in India;
  - approach to employee classifications, hours worked, and wage calculations for Indian tax purposes;
  - compliance with withholding and remittance of payroll taxes (federal, state, and local); and
  - review approach to employee benefits and deductions, documentation and compliance requirements.
- A review of the tax treatment of the capital structure (ie debt and equity) of the Target including consideration of the deductibility of finance costs.
- A review of significant transactions undertaken in the Review Period including reorganisations, acquisitions, disposals, refinancing and debt or business restructurings.
- A review of the transfer pricing approach by the Indian Target and comment on material risks identified in relation to transactions in the Review Period. A review of the transfer prices including review of supporting documentation is out of scope.
- Summarise the tax attributes (ie tax losses and depreciation) carried forward at 31 December 2025 and comment on their periods of availability for set-off.
- Comment on the availability of tax attributes following a change in ownership.
- Comment on the tax payments outstanding by the Target at 31 December 2025.
- Comment on the balance sheet tax debtor and creditor balances the and deferred tax assets/liabilities at 31 December 2025.
- Comment on the tax related items in the net debt adjustments to transaction price.

Due diligence report
We will provide a report with commentary on the matters considered by our review plus a 'red flags' summary of the material exposures identified. To the extent possible we will comment on the level of risk and estimate the amount of tax involved.
Our report shall recommend areas where we consider additional tax due diligence work may be required. We shall agree additional scope and fees to undertake additional diligence on those areas before undertaking additional work.
Legal documentation and tax insurance
We will review and provide comments on two drafts of the transaction sale and purchase agreement to reflect the deal structure and tax due diligence findings, to the extent possible.
If required, we will assist with obtaining tax insurance from third-party insurance underwriters by participating in a one-hour call and provide two rounds of responses to underwriting questions in relation to our tax diligence work performed.
Out of scope matters
The following matters fall outside the scope of our tax due diligence review:

- Tax advice in respect of tax structuring regarding the transaction. If requested by you, then we shall engage under a separate engagement letter.
- A review of management incentive schemes including share awards and option arrangements.

- Review of property tax, excise, tariff and customs taxes.
- The preparation of any tax returns, filings, clearances or ruling applications.
- A review of the detailed transfer pricing documentation including benchmarking reports.

Section 3: DRAFT Tech & Cybersecurity Due Diligence scope of work

The following will be covered by our work:

- Product Technology: A focus needed on customer-facing platforms, including scalability, robustness, cybersecurity and intellectual property to validate the investment hypotheses
- Corporate 'back-office' IT: Requirement for diligence on the core enabling systems that typically support SG&A activities, identifying critical data, integration, and connectivity, along with understanding of the supporting organisation, build and operate costs and service levels

The diligence will include all entities owned under the Resulticks Global Companies Pte Ltd (referred to as 'Resulticks' or 'Group' or 'Target') of Project Resulticks

Product & Corporate IT

- Assess organisation structure and touch-points with the organisation, reporting lines and governance bodies etc. and understand basis for churn
- Review profiles of key employees and their engineering, maintenance or support responsibilities, backup/ talent acquisition and retention
- Review and asses the core application landscape and the core interfaces with external parties
- Review back-office applications (COTS, custom) including Finance, HR, CRM, Sales, and Websites
- Review platform capabilities and level of modernisation or degree of legacy systems and "technology debt"
- Review the use of own and 3rd-party IP (Intellectual Property) inc. status and issues – if any
- Review information on secured rights, patents, ownership, escrow arrangements etc.
- Review information on legal issues/rights disputes (if any), litigations (if any), limitations etc.
- Review applicable insurance coverage - if any
- Assess compliance with local and international legal bodies (if any), personal data protection regulations, access to 3rd parties
- Assess product strategy, roadmap, and alignment to current business plan
- Review platform's ability to enable "best-in-class" services to customers
- Review infrastructure and architecture approach, scalability assessment (for 2x, 5x, 10x growth), inc. IT Governance
- Review information on scalability in case of robust growth in volumes, known bottlenecks
- Assess data centres, locations, 3rd-party providers, hardware & software stacks, renewal cycles/depreciation levels of infrastructure components
- Review platforms, licensing, information on in-house development, IT strategy – if available
- Review the BCP (Business Continuity Plan) overview and management, recent test results (if any), inc. load-tests

Cybersecurity and data privacy

- Assessment of existing IT/cybersecurity headcount including employees and contractors, inc. skills, experience, tenure etc. of IT and cybersecurity resources
- Review of applicable outsourced contracts and skill areas supported
- Assessment of existing cybersecurity policies and procedures
- Assessment of applicable cybersecurity and data privacy regulatory compliance requirements and current alignment
- Review of key audits, assessments, and testing performed, understand mitigation plans status if any, and understand frequency of updates
- Review of past incidents and corresponding response and remediation, inc. high level SLA review
- Enterprise and Customer Environment Assessment and scoring of the implementation of core cybersecurity controls against industry standard best practices
- External Exposure (digital foot-printing) Assessment to identify IT assets, services, or related vulnerabilities that may be publicly exposed and exploitable
- Dark Web Intelligence assessment to identify any of the following related to the Target: (1) leaked data, (2) malicious and/or concerning chatter, (3) compromised credentials

APPENDIX 3

Non reliance letter

Private & Confidential

Ref. MH/AA

[redacted]

[redacted]

Dear Sirs

Project Resulticks

We have been requested to provide you with a copy of our draft report dated [ ] which was prepared for our client Diginex Limited ("Diginex") ("the Draft Report"). For the purposes of this letter, any references to the Draft Report will include any other information, whether provided orally or in writing, provided by FTI Consulting LLP in connection with the Draft Report. You agree to be bound by the terms of this letter in relation to any and all previous or future versions of the Draft Report which may be have been or may be made available to you unless agreed otherwise with us in writing.

The Draft Report was prepared solely for the purpose of assisting Diginex, in evaluating the [redacted] together with its subsidiaries (together, "Target") ("the Proposed Transaction") and addressed issues specific to our client and we only had the specific instructions of our client in our contemplation when we carried out our work.

The transmittal letter and the engagement letter ("Engagement Letter") along with the Standard Terms and Conditions included in the Draft Report must be read as part of the Draft Report as this includes, inter alia, the purpose, scope and basis of our work.

You should note that this firm has not completed its work required to enable final reporting in accordance with any terms of engagement. Therefore the information contained in the Draft Report and preliminary conclusions based thereon should be treated as temporary and not representing anything final. In addition, you should note that significant events may well have occurred since the date of the Draft Report. It is not this firm's function or responsibility to provide to you any supplemental information, or any changes that may be made to the Draft Report, or any other matters that may arise, during the course of completing our work (if our work is completed), which will not be performed for any purposes that may apply to you.

Whilst we are prepared to provide a copy of the Draft Report to you, it is only on the basis that you acknowledge and agree that:

(a) FTI Consulting LLP (including its employees, agents and subcontractors) accepts no responsibility and shall have no liability in contract, tort or otherwise to you or any other third party in relation to the contents of the Draft Report or any other information, whether provided in writing or communicated orally;

(b) FTI Consulting LLP neither warrants nor represents that the information is sufficient or appropriate for your purposes, and does not intend that you or any other person should rely on any such information;

(c) any use you make of the Draft Report is entirely at your own risk and you will not bring any actions, proceeding or claims against FTI Consulting LLP that in any way relate to or concern or are connected with the use of or reliance on the Draft Report;

(d) you will keep the Draft Report confidential and not provide copies of the Draft Report to any third party without our prior written consent;

(e) notwithstanding paragraph (d), you may provide the Draft Report to any of your "affiliates" (which is defined as any natural person or legal entity who or which, directly, or indirectly, controls, or is controlled by, or is under common control with you), your and your affiliates' respective directors, officers and employees and to your professional advisors as part of their responsibility to support or advise you in connection with the Proposed Transaction, provided that:

   i. before, and as a condition of, receiving the Draft Report from you, you make them aware of the terms of this letter; and

   ii. they undertake to comply with terms of this letter as if they had each signed an undertaking in the same terms;

(f) you may disclose the Draft Reports if required by (i) law or regulation, (ii) any applicable regulatory authority or court of competent jurisdiction, or (iii) the rules of any applicable listing authority or stock exchange; and

(g) this letter shall be governed by and construed in accordance with the laws of England and Wales and any dispute arising out of this letter shall be subject to the exclusive jurisdiction of the English courts.

This letter sets out the entire understanding of the parties in relation to the conditions upon which any information is provided and supplants all prior representations, if any, made by FTI Consulting LLP in relation thereto.

We should be grateful if you would sign the copy of this letter where indicated and return it to us as soon as possible. If you have any queries please contact Mark Higgins at [redacted]

Yours faithfully

FTI CONSULTING LLP

I acknowledge and agree to the terms set out in this letter for and on behalf of [Addressee].

....

Date:...................................... [PRINT

NAME] [PRINT POSITION]

APPENDIX 4

Report reliance letter

[Date]

Private & Confidential

Ref. MH/AA/XXX

[redacted]

Dear Sirs

Project Resulticks

You have requested sight of our confidential report dated [ ] in respect of Resulticks Global Companies Pte Ltd (the 'report').

Our work in preparing the report was undertaken and our report produced solely in accordance with the terms of an engagement contract dated [ ], a copy of which is attached ('the engagement contract'). The terms of the engagement contract record the specific requirements for the report as determined by Diginex Limited which may not necessarily address your specific circumstances.

You should be aware that the report is designed to be part only of the due diligence process which any prospective lender may wish to undertake, and to which he must bring his own expertise and knowledge.

Our confidential report has not been updated for any events that may have occurred between the date on which our report was issued and the date on which it is delivered to you. Further, unless agreed otherwise, no additional work will be performed at any date subsequent to the date of the report.

We are prepared to make available to you a copy of our report as a prospective Lending Bank (as defined in the engagement contract) on condition that you accept that we have no responsibility or liability whatsoever to you in connection with our report;

Should you become a Lending Bank we are prepared to accept responsibility and liability to you in connection with our work under the engagement contract on the terms that:

- you will be bound by and will accept all the provisions of the engagement contract as though you had been an addressee and signatory of the engagement contract subject to changes (if any) to the provisions of the engagement contract, through a variation to this letter, that you might persuade us to accept. We undertake to consider any proposed changes and your rationale for requesting them. We confirm now that for this engagement you will have no responsibility for paying our Charges for the Services set out in the engagement contract and any references to payment of our Charges in the engagement contract will not apply to you. We draw your attention to the limitations on our liability as set out in the engagement contract and to the confidential nature of the report;

- you alone will determine whether or to what extent the work which we were called upon to undertake and the scope of our report, as defined in the engagement contract, are likely to satisfy your interests and needs, having regard, inter alia, to the passage of time between the date on

which our report was issued and the date on which it is delivered to you, and the fact that our report has not been updated for any events that may have occurred during that time.

We confirm that you may disclose the report released to you under this letter for your own internal purposes, which includes distribution amongst your employees, officers and directors who have a need to have access to or to discuss such report in connection with their responsibilities. We understand that certain employees, officers and directors of your "affiliates" (which is defined as any natural person or legal entity who or which, directly, or indirectly, controls, or is controlled by, or is under common control with you) are required, as part of their responsibility to support or advise you in connection with Project Resulticks, to read relevant material and therefore have a need to see our report. We confirm that you may disclose the report to any such employees, officers and directors and discuss it with them, provided that (i) you inform those employees, officers and directors that they receive our report for the purposes only of supporting or advising you, and that disclosure is not being made to them as employees, officers and directors of their respective employer affiliate, and that (ii) you procure that the terms and conditions of this letter, to the extent that they apply to you as a prospective Lending Bank, and the terms and conditions of clause 8 (which form part of the engagement contract) to the extent that they apply to you as a Lending Bank, are applied to those employees, officers and directors and that they comply with those terms and conditions as if they were employed by you.

In the event that you do not become an Lending Bank we would be grateful if you would arrange for any copies of our report provided to you together with any further copies which have been made by you or on your behalf to be returned to us or destroyed, except that you do not need to return or destroy any copies that you are required to retain by law, regulation or stock exchange rules or internal compliance procedure provided that you retain such copies in accordance with this letter. You shall also not be required to return or destroy copies of the report to the extent they are stored in any automatic electronic archiving or back-up system where it is not technically practicable to retrieve or delete the same, but any such electronic copies shall remain subject otherwise to this letter.

The terms of this agreement shall in all respects be governed solely by English law, and the Courts of England and Wales shall have exclusive jurisdiction in respect of any dispute arising on any basis out of it or in connection with it. You and this firm irrevocably waive any right to bring proceedings in any other jurisdiction, to object to proceedings being brought in those Courts, to claim that the proceedings have been brought in an inappropriate forum, or to claim that those Courts do not have jurisdiction..

Please sign the accompanying copy of this letter and return it to us as an acknowledgement and acceptance of its terms whereupon we will send a copy of the report to you.

Yours faithfully

FTI CONSULTING LLP

I have read and understood the terms and conditions of this letter and attachments and I agree to and accept them for and on behalf of [ ], by whom I am duly authorised

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